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                                  EXHIBIT 10.15

                   LAWRENCE W. HORWITZ STOCK OPTION AGREEMENT



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                                 Law Offices of
                                 HORWITZ & BEAM
                                TWO VENTURE PLAZA
                                    SUITE 350
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               Fax: (949) 453-9416

Gregory B. Beam, Esq.                                 Patti L.W. McGlasson, Esq.
Lawrence W. Horwitz, Esq.                                Bernard C. Jasper, Esq.
Lynne Bolduc, Esq.                                     K. William Pergande, Esq.
Lawrence M. Cron, Esq.                                    John Y. Igarashi, Esq.
Malea M. Farsai, Esq.                                  Christopher T. Jain, Esq.
Ralph R. Loyd, Esq.
                                                             Mark S. Dodge, Esq.
                                                                      of Counsel

                                 October 6, 1999

VIA FACSIMILE ONLY
iNetvisionz.com, Inc.
Attn:    Ms. Noreen Khan
19951 Mariner Avenue
Suite 100
Torrance, CA 90503
Fax:     (310) 370-9629

                  RE:      DOCUMENTATION AND PROPOSAL

Dear Noreen:

         I am sending, via electronic mail, the investment documentation which we discussed last week. Please contact me with any questions.

         In accordance with your request, the following is our proposal regarding the next 12 months of Inet's operations:

         (i) Upon submission of the Form 10, we would invest $100,000 in the Unit offering. While I cannot provide a firm commitment as to the balance, I believe that over the next three months we will be able to provide an additional $150,000 under the terms of the Units.

         (ii) I would be appointed the corporate secretary and a member of the corporation's Board of Directors; while I would hope to serve for an extended period, we would have the right to remain on until the Notes comprised in the Units are paid-off.

         (iii) In addition to my role as a member of the Board of Directors, our firm would also provide all non-litigation legal work for the company during the 12 month period in exchange for the following (this would include completing the Form 10 process and any registration statement/private placement documentation eventually required):


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                  (a) Up to 300,000 options exercisable at $1.75 per share
                  ($1.00 of which shall be exercisable in the form of legal services). The shares underlying these options (the "Option Shares") would have S-8 registration rights upon completion of the Form 10 (this is a summary form that is used for service providers to the company; it would also be used for the employee stock option plan which you and I have previously discussed).

                  (b) The Option Shares would be locked up for the 90 day period following the approval date of the Form 10. We would then have the right to trade up to 10% of our exercised Option Shares each month for an additional 10 months (i.e., after 13 months all shares would be free-trading upon our exercising the options). I estimate this to be at least 16 months from today (90 days to process the Form 10, plus the 90 day lock-up, plus 10 months).

                           In summary, the concept is that we would receive a
                  $1.75 option which would be payable as $1.00 in legal services and $.75 in cash. It would probably be to the advantage of the company to issue all of the options immediately, but they would only vest when and if the $1.00 in legal services is provided (I am suggesting this because the company would not receive an expense item for a $0.75 option at its current stock price). Your company would remain responsible for our out of pocket costs and expenses.

         Noreen, obviously I am very excited about the prospects of the company. It is my intention to devote approximately 20% of my personal business time to the company during the next year. I believe that at the end of this year we will either have secured the required capital and basically validated your vision (expanding the traditional educational format onto the Internet and into the minority communities), or the company will continue in its current format. While this latter conclusion is not fatal, my point is that the structure of our compensation incentives me to maximize the value of the shares in the marketplace (i.e., if the stock remains at around $1.00, the options are virtually worthless and we will have expended probably between $100,000 and $200,000 in legal time).

         Please contact me with your questions or comments.


                                            Sincerely,

                                            HORWITZ & BEAM

                                           /s/ Lawrence W. Horwitz

                                            Lawrence W. Horwitz